As filed with the Securities and Exchange Commission on October 20, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW DRAGON ASIA CORP.
(Exact name of registrant as specified in its charter)

Florida	88-0404114
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

Suite 2808, International Chamber of Commerce Tower Fuhua Three Road Shenzen, PRC, 518048
(Address of Principal Executive Offices)(Zip Code)

Peter Mak - Employment Agreement and Supplementary Agreement
(Full title of the plan)

Li Xia Wang Chief Executive Officer New Dragon Asia Corp. Suite 2808, International Chamber of Commerce Tower Fuhua Three Road Shenzen, PRC, 518048
(Name and address of agent for service)

86-755-8831-2115
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE		AMOUNT OF REGISTRATION FEE
Class A Common Stock, Class A Common Stock	400,000 600,000	$ $	1.00 1.20	$ $	400,000 720,000	$ $	47.80 84.24
Total	1,000,000						$132.04

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of an adjustment from stock splits, stock dividends or similar transactions

(2)	Based on the exercise price of the option pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

On November 2, 2004, New Dragon Asia Corp. (the “Company”) entered into an employment agreement with Kin Kwong “Peter” Mak, an individual (“Mr. Mak”), in connection with his employment as the Company’s Chief Financial Officer (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Mak was granted an option currently exercisable to purchase 400,000 shares of the Company’s Class A common stock (the “Common stock”) at an exercise price of $1.00 per share.

On June 22, 2005, the Company and Mr. Mak amended the Employment Agreement by entering into a Supplementary Agreement (the “Employment Supplement”) in order to extend the contractual term of Mr. Mak’s employment as the Company’s Chief Financial Officer. Pursuant to the terms of the Employment Supplement, Mr. Mak was granted an additional immediately exercisable option to purchase 600,000 shares of Common Stock at an exercise price of $1.20 per share. A copy of the Employment Agreement, as amended by the Employment Supplement, was included as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2005 and such exhibit is incorporated herein by reference.

PART I

ITEM 1.	PLAN INFORMATION.

Not applicable

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 25, 2004 (the “Annual Report”) as amended by the Form 10-K/A, dated June 14, 2005, and the Form 10-K/A dated June 28, 2005, each filed by the Registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Commission.

(b) The following reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year:

1. The Registrant’s Quarterly Report on Form 10-Q for the period ended June 25, 2005, as amended, as filed with the Commission.

2. The Registrant’s Quarterly Report on Form 10-Q for the period ended March 25, 2005, as amended, as filed with the Commission.

3. The Registrant’s Current Reports on Form 8-K filed with the Commission on April 4, 2005, April 29, 2005, May 2, 2005, June 29, 2005, July 12, 2005 and August 4, 2005.

(c) The description of the Common Stock set forth in the registration statement on Form SB-2 (File No. 333-81829) filed with the Commission on March 3, 2000.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Florida law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

5.1	Opinion of Loeb & Loeb LLP.

10.1
Employment Agreement between the Company and Peter Mak, dated November 2, 2004 (filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed with the Commission on June 29, 2005 and incorporated herein by reference).

10.2
Employment Supplement between the Company and Peter Mak, dated June 22, 2005 (filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on June 29, 2005 and incorporated herein by reference).

23.1	Consent of Loeb & Loeb LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

23.2	Consent of Independent Registered Accountants Grobstein, Horwath & Company LLP.

24.	Power of Attorney.

ITEM 9.	UNDERTAKINGS

(A)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 20th day of October, 2005.

Dated: October 20, 2005	NEW DRAGON ASIA CORP.
By: /s/ Li Xia Wang Name: Li Xia Wang Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Li Xia Wang and Peter Mak as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated: October 20, 2005	By: /s/ Heng Jing Lu Name: Heng Jing Lu Title: Chairman
Dated: October 20, 2005	By: /s/ Peter Mak Name: Peter Mak Title: Chief Financial Officer
Dated: October 20, 2005	By: /s/ Ling Wang Name: Ling Wang Title: Director
Dated: October 20, 2005	By: /s/ De Lin Yang Name: De Lin Yang Title: Director
Dated: October 20, 2005	By: /s/ Zhi Yong Jiang Name: Zhi Yong Jiang Title: Director

Dated: October 20, 2005	By: /s/ Qi Xue Name: Qi Xue Title: Director
Dated: October 20, 2005	By: /s/ Feng Ju Chen Name: Feng Ju Chen Title: Director

EXHIBIT INDEX

5.1	Opinion of Loeb & Loeb LLP.

10.1
Employment Agreement between the Company and Peter Mak, dated November 2, 2004 (filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on June 29, 2005 and incorporated herein by reference).

10.2
Employment Supplement between the Company and Peter Mak, dated June 22, 2005 (filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on June 29, 2005 and incorporated herein by reference).

23.1	Consent of Loeb & Loeb LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

23.2	Consent of Independent Registered Accountants Grobstein, Horwath & Company LLP.

24.	Power of Attorney.